PRICING SUPPLEMENT NO. 95-38 Dated January 16, 1996      Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995          File No. 33-57541


                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Morgan Stanley & Co., Incorporated purchased $50,000,000 principal amount of these Medium-Term Notes, Series H, maturing on January 13, 1998, at a principal price of $50,000,000 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  January 13, 1998       Interest Payment Period:
                                         Quarterly
Interest Rate Basis:
  Federal Funds Rate                   Interest Reset Period:
                                         Daily
Specify Other Base Rate:  N/A
                                       Interest Reset Dates:
Index Maturity:  N/A                     Each Business Day (as further
                                         described in the Prospectus
Spread: plus 0.20%                       Supplement) except that the rate
                                         applied to the two Business Days
Spread Multiplier:  N/A                  prior to the Maturity Date or
                                         any Interest Payment Date will
                                         be the rate applied to the
Maximum Interest Rate:  N/A              second Business Day preceding
                                         such Maturity Date or Interest
Minimum Interest Rate:  N/A              Payment Date.

Interest Payment Dates:                Settlement Date (Issue Date):
  Quarterly on the 13th of each          January 19, 1996
  January, April, July and
  October, commencing on April         Calculation Agent:
  13, 1996, through and including        Chase Manhattan Bank, N.A.
  the Maturity Date.
                                       Optional Repayment Date(s):
Initial Interest Rate:                   N/A
  Determined as if the Settlement
  Date was an Interest Reset Date      Additional Terms:
                                         For the purposes of the Notes
Interest Determination Date:             contemplated hereunder, interest
  The Business Day next preceding        payments will include interest
  each Interest Reset Date.              accrued to, but excluding, the
                                         Interest Payment Date.